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                                                                     EXHIBIT 7.h

                      STOCK SALE AND SETTLEMENT AGREEMENT

          This Agreement is made as of the 29th day of December 2000, by and between Industrial-Works Holding Co. LLC, a Delaware limited liability company ("Industrial-Works"), and Kontron embedded computers AG, a German corporation, ("Kontron") with respect to shares of Fieldworks, Incorporated, a Minnesota corporation ("Fieldworks"), and is made in view of the following recitals.

                                    RECITALS
                                    --------

          A. On or about June 29, 2000, Kontron issued in favor of Industrial-Works an option to purchase bearer shares of Kontron in return for certain shares of Fieldworks. This option, as amended August 16, 2000, is the "Option."

          B. Pursuant to the Option, Industrial-Works exercised its "First Option" (hereinafter the "First Exercise") to purchase 42,000 bearer shares of Kontron and tendered to Kontron Certificate No. 1 for Fieldworks Series C preferred stock of Fieldworks representing 500,000 shares and Certificate No. 2 for Fieldworks Series B preferred shares representing 1,211,096.77 shares.

          C. Pursuant to the Option, Industrial-Works exercised its "Second Option" (hereinafter the "Second Exercise") to purchase 20,000 bearer shares of Kontron and tendered to Kontron Certificate No. 3 for Fieldworks Series B preferred shares representing 1,052,903.23 shares.

          D. In connection with the First Exercise, Industrial-Works notified Kontron that it wished to exercise its rights to receive cash rather than share certificates because share certificates were not delivered by the deadline specified in the Option. The parties have disputed the applicability of these provisions and Kontron does not wish to pay cash upon the First Exercise.

          E. The parties have discussed their differences, desire to settle all of them and, as part of such settlement desire to have Kontron acquire the remaining Fieldworks Series B preferred stock held by Industrial-Works.

          NOW THEREFORE, in recognition of the foregoing Recitals and in consideration of the mutual agreements, covenants and understandings conveyed in this Agreement, the parties agree as follows:

              (1)  Delivery of Kontron Shares for First Exercise.  Kontron
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confirms that Industrial-Works has exercised its rights under the First
Exercise. Industrial-Works hereby agrees to surrender its rights to receive cash in lieu of shares with respect to the First Exercise, and Kontron confirms that it has issued 42,000 bearer shares of Kontron, no par value, in the name of Industrial-Works, and caused these shares
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to be registered on the Commercial Register of the Munich Local Court. Kontron
agrees to immediately deliver these shares pursuant to instructions by Industrial-Works .

              (2)  Delivery of Kontron Shares for Second Exercise.  Kontron
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confirms that Industrial-Works has exercised its rights under the Second
Exercise. Kontron confirms that it has issued 20,000 bearer shares of Kontron, no par value, and has received all German Law Documents necessary to cause these shares to be registered on the Commercial Register of the Munich Local Court. Kontron agrees to use best efforts to cause these 20,000 shares to be registered on the Commercial Register of the Munich Local Court as soon as possible. Upon such registration, Kontron agrees to immediately deliver these shares pursuant to instructions by Industrial-Works.

              (3) Sale of Remaining FieldWorks Shares in Exchange for Kontron
                  -----------------------------------------------------------
Shares. Industrial-Works hereby sells to Kontron its remaining 1,986,000 shares
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of Fieldworks Series B preferred stock, in exchange for 38,000 bearer shares of
Kontron, no par value. Industrial-Works hereby tenders Certificate No. 4 for Fieldworks Series B preferred stock, representing 1,052,903.23 shares, accompanied by an appropriate stock power. Kontron acknowledges receipt of the stock certificate and the stock power. Kontron hereby issues 38,000 bearer shares of Kontron, no par value, to Industrial-Works. Kontron agrees to immediately deliver to Industrial-Works all German Law Documents (specifically a Subscription Certificate, a Contribution Agreement, a Confirmation of Managing Director, and a Notarial Confirmation substantially in the forms used for the First Exercise and the Second Exercise) necessary to cause these shares to be registered on the Commercial Register of the Munich Local Court, and Industrial-Works agrees to promptly complete and return such German Law Documents to Kontron. Kontron agrees to use best efforts to cause these 38,000 shares to be registered on the Commercial Register of the Munich Local Court as soon as possible. Upon such registration, Kontron agrees to immediately deliver these shares pursuant to instructions by Industrial-Works.

              (4)  Confirmation of Entire Agreement; Mutual Release.
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                   a.  This Agreement, together with the Option and the
documents delivered pursuant to the First Exercise and the Second Exercise, including the German Law Documents delivered in connection therewith and those delivered and those executed pursuant to this Agreement, constitute the entire agreement and understanding of the parties with respect to the transfer of Series B preferred stock and Series C preferred stock of Fieldworks from Industrial-Works to Kontron and the issuance of shares of Kontron in return for such transfers.

                   b. Kontron, for itself, its representatives, predecessors, successors, assigns and agents, and each of them, does hereby fully remise, release and forever discharge Industrial-Works and its representatives, predecessors, successors, assigns, officers, agents, directors, stockholders, owners, servants, employees, attorneys and affiliated and subsidiary corporations or companies, past and present, and each of
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them, of and from any and all manner of actions, suits, liens, debts, dues, damages, claims, sums of money, obligations, liabilities, judgments, bonds, executions and demands of every nature, kind and description whatsoever, whether known or unknown, and whether suspected or unsuspected, either at law, in equity or otherwise, which may have arisen under and by virtue of the laws of any jurisdiction, which Kontron or any of its affiliates or subsidiaries has, had or claims to have had or now has or claims to have against any of them, including all claims and rights arising from, related to, or which could have been asserted in an adversarial proceeding, and claims and rights arising out of any alleged violations of public policy; any contracts, express or implied, written or oral; any covenant of good faith and fair dealing, express or implied; any tort, including, but not limited to, negligence, intentional infliction of emotional distress, or negligent infliction of emotional distress; and/or injury to the psyche.

                   c. Industrial-Works, for itself, its representatives, predecessors, successors, assigns and agents, and each of them, does hereby fully remise, release and forever discharge Kontron and its representatives, predecessors, successors, assigns, officers and agents, and each of them, of and from any and all manner of actions, suits, liens, debts, dues, damages, claims, sums of money, obligations, liabilities, judgments, bonds, executions and demands of every nature, kind and description whatsoever, whether known or unknown, and whether suspected or unsuspected, either at law, in equity or otherwise, which may have arisen under and by virtue of the laws of any jurisdiction, which Industrial-Works has, had or claims to have had or now has or claims to haveagainst any of them, including all claims and rights arising from, related to, or which could have been asserted in an adversarial proceeding, and claims and rights arising out of any alleged violations of public policy; any contracts, express or implied, written or oral; any covenant of good faith and fair dealing, express or implied; any tort, including, but not limited to, negligence, intentional infliction of emotional distress, or negligent infliction of emotional distress; and/or injury to the psyche; except that this release does not apply to, modify or affect any amount due to Industrial-Works or any of its affiliates from Fieldworks or any indemnification rights to which Industrial-Works or any of its affiliates may be entitled from Fieldworks.




                           [Intentionally Left Blank]
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              (5)  Amendments, Governing Law.  This Agreement is intended to be
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a contract enforceable under the laws of the State of Delaware and the parties hereto agree to submit to the jurisdiction of the state or federal courts located in Delaware to the extent that any enforcement shall be required. Such jurisdiction of the courts of the State of Delaware shall be non-exclusive. In any dispute regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including attorneys' fees. Any amendment, modification, alteration or supplement to this Agreement must be in writing and executed by the parties against whom enforcement of such amendment, modification, alternation or supplement is sought.

          IN WITNESS WHEREOF the parties have executed this document as of the date hereof.

                           INDUSTRIAL-WORKS HOLDING CO., LLC



                           By:______________________________________
                               Michael E. Johnson, Managing Director


                           KONTRON EMBEDDED COMPUTERS AG



                           By:____________________________________

                           By:____________________________________